CLASS S ADMINISTRATIVE SERVICE AGREEMENT

This Class S Administrative Service Agreement (this “Agreement”) is made and entered into between Maxim Series Fund, Inc. (the “Fund”) a Maryland corporation, having a principal place of business at Greenwood Village, Colorado 80111, on behalf of the portfolios listed on Schedule A, as amended from time to time, (each, a “Portfolio,” and collectively, the “Portfolios”), and                      (“Service Organization”), a                      corporation, having its principal place of business at                     .

WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and offers shares of common stock (“shares”) in each Portfolio in multiple classes (“Classes”) one of which is designated Class S; and

WHEREAS, the Fund has adopted an administrative service plan (the “Administrative Service Plan”) relating to Class S shares of the Portfolios;

WHEREAS, Service Organization desires to provide beneficial owners of Class S shares whose Portfolio account records are maintained by Service Organization (“Customers”) and the Portfolios the administrative and support services described in this Agreement with respect to the Class S shares of the Portfolios as contemplated by the Administrative Service Plan;

WHEREAS, the services to be provided directly or indirectly by Service Organization hereunder will benefit each Portfolio by relieving it of the expense it would incur if such services were to be provided by the Portfolios; and

NOW, THEREFORE, in consideration of the mutual agreements herein contained, it is hereby agreed by and between the parties hereto as follows:

1.	Services. Service Organization agrees to perform or arrange for the performance of the administrative, recordkeeping and support services (the “Administrative Services”) described in Schedule B attached hereto, as such Schedule B may be amended from time to time with the mutual written consent of the parties hereto, with respect to the Class S shares of the Portfolios. Service Organization shall perform, or arrange for the provision of Administrative Services in accordance with procedures established from time to time by the agreement of the Fund and Service Organization, and subject to terms and conditions set forth in the Fund’s current prospectus and the Administrative Service Plan.

2.

Compensation for Services. The Fund, on behalf of the applicable Portfolio, agrees, subject to the terms and conditions of this Agreement and the Prospectuses, to pay Service Organization a fee, as set forth on Schedule A (the “Administrative Service Fees”), and Service Organization agrees to accept the same as full payment for the services undertaken by it as described in this Agreement. The Administrative Service Fees shall be accrued daily and paid monthly or at such other intervals permitted under the Administrative Service Plan as the parties may agree. The provisions and terms of the Administrative Service Plan are described in the Prospectuses, and Service Organization agrees that the Fund has made no representations to Service Organization with respect to the Administrative Service Plan in addition to, or conflicting with, the description set forth in the Prospectuses. Service Organization understands and agrees that (i) all Administrative Service Fees are subject to the limitations contained in the Administrative Service Plan, which may be amended or terminated at any time, and (ii)

Service Organization’s failure to provide services as agreed in this Agreement will render Service Organization ineligible to receive Administrative Service Fees. The Fund on behalf of each Portfolio reserves the right, in its sole discretion to change the Administrative Service Fees payable to Service Organization pursuant to this Agreement at any time upon written notice to Service Organization. Schedule A shall be amended or supplemented accordingly. For purposes of this Agreement, the term “Prospectuses” means the then current prospectuses and related statements of additional information, including any supplements or amendments thereto, for the respective Portfolios’ Class S shares. Service Organization shall bear all expenses arising out of the performance of the Administrative Services.

3.	Equipment. Service Organization shall maintain adequate offices, personnel, computers and other equipment necessary to perform or arrange for the provision of services contemplated by this Agreement. Service Organization shall notify the Fund or its agent promptly in the event that Service Organization becomes unable for any reason to perform or arrange for the provision of the services contemplated by, or any other of its obligations under, this Agreement. Service Organization shall maintain or cause the maintenance of back-up files of the records required to be maintained hereunder and shall store such back-up files in a secure off-premises location, so that, in the event of a power failure or other interruption of whatever cause at the location of the records, Service Organization’s records are maintained intact and transactions can be processed at another location.

4.	Disclosure to Customers. Service Organization or its agent shall take all steps necessary to ensure that the arrangements provided for in this Agreement are properly disclosed to the Customers.

5.	Requests for Information. Service Organization agrees to provide to the Fund or its designees each calendar year (or at such other times as the Fund may reasonably request) such information as shall reasonably be requested by the Fund or its designees with respect to the Administrative Service Fees paid to Service Organization under this Agreement. Upon reasonable prior notice and during regular business hours, Service Organization will permit representatives of the Fund on behalf of each Portfolio reasonable access to its personnel and records to monitor the quality of services being provided by Service Organization pursuant to this Agreement. Service Organization shall promptly deliver to the Fund or its designees with respect to each Portfolio such information as shall reasonably be necessary to permit the Fund’s directors to make an informed determination to continue the Administrative Service Plan.

6.	Indemnification.

(a) Service Organization shall indemnify, defend and hold harmless the Fund, each Portfolio, and their respective affiliates, officers, directors, and employees from all claims, demands, liabilities, losses, or costs and expenses (including reasonable attorney’s fees and expenses), whether or not resulting in any liability to any of them, or which they or any of them may incur (“Losses”) arising out of or in connection with:

(i) Service Organization’s or its agent’s refusal or failure to comply with the provisions of this Agreement or applicable law;

(ii) Service Organization’s or its agent’s performance of or failure to perform the Administrative Services;

(iii) Service Organization’s or its agent’s furnishing of any materially inaccurate, misleading or untimely information regarding a Portfolio or the Portfolio’s shares through no fault of the Fund or the Portfolio;

(iv) any bad faith, willful misconduct or negligence of Service Organization, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement; or

(v) the breach of any representation or warranty of Service Organization hereunder,

in each case except to the extent such Losses arise out of or are attributable to the Fund’s breach of any provision of this Agreement or the bad faith, negligence or willful misconduct of the Fund in performing its obligations hereunder.

(b) The Fund, on behalf of each Portfolio, shall indemnify, defend and hold harmless Service Organization and its affiliates, officers, directors, and employees from and against any and all Losses arising out of or in connection with:

(i) the Fund’s or a Portfolio’s refusal or failure to comply with the provisions of this Agreement or applicable law;

(ii) the bad faith, negligence or willful misconduct of the Fund or a Portfolio; and

(iii) the breach of any representation or warranty of the Fund on behalf of itself or a Portfolio hereunder,

in each case except to the extent such Losses arise out of or are attributable to Service Organization’s breach of any provision of this Agreement or the bad faith, negligence or willful misconduct of Service Organization in performing its obligations hereunder.

(c) The agreement of the parties in this Section 6 to indemnify each other is conditioned upon the party entitled to indemnification (“Indemnified Party”) giving notice to the party required to provide indemnification (“Indemnifying Party”) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. Such notice will be given by any means of prompt delivery that provides confirmation of receipt to the address provided by each party in this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not be unreasonably withheld or delayed), and that the Indemnified Party may participate in such defense at its expense. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it. The failure of the Indemnified Party to give notice as provided in this paragraph shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Section. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) No party shall be liable for any special, consequential or incidental damages.

(e) The indemnification obligations contained in this indemnification provision shall survive the termination of this Agreement.

7.	Representations and Warranties.

(a)	Service Organization hereby represents and warrants to the Fund that:

(i)	it is a duly organized and validly existing entity in good standing under the laws of the jurisdiction in which it is organized;

(ii)	the execution and delivery of this Agreement and the performance of the services contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for Service Organization’s lawful execution and delivery of this Agreement and Service Organization’s performance hereunder have been obtained;

(iii)	upon execution and delivery by Service Organization, and assuming due and valid execution and delivery by the Fund, this Agreement will constitute a valid and binding agreement, enforceable against Service Organization in accordance with its terms;

(iv)	it will promptly disclose to each Customer the fees payable to Service Organization under this Agreement before providing any services contemplated under this Agreement to the Customer;

(v)	to the extent Portfolio shares are purchased by Service Organization’s Customers through an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), Service Organization either:

(a) is not a “fiduciary” with respect to the provision of the services contemplated herein to any Plan(s) as such term is defined in Section 3(21) of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); or

(b) its receipt of fees pursuant to this Agreement and the provision of the services contemplated herein to any Plan(s) will not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code;

(vi)	it has all necessary qualifications, authorizations and/or registrations relating to its participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with Service Organization performed in connection with the discharge of its responsibilities under this Agreement; and

(vii)	it agrees to comply with all applicable federal and state laws, rules and regulations.

(b)	The Fund hereby represents and warrants that:

(i)	it is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized;

(ii)	the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for the Fund’s lawful execution and delivery of this Agreement and the Fund’s performance hereunder have been obtained;

(iii)	upon execution and delivery by the Fund, and assuming due and valid execution and delivery by Service Organization, this Agreement will constitute a valid and binding agreement, enforceable against the Fund in accordance with its terms; and

(iv)	it agrees to comply with all applicable federal and state laws, rules and regulations.

8.	Administrative Service Fees Solely for Non-Advisory, Non-Distribution Services. The parties hereto acknowledge that the Administrative Service Fees are for administrative, recordkeeping and support services only and do not constitute payment in any manner for investment advisory or distribution services or services of an underwriter or principal underwriter within the meaning of the Securities Act of 1933 or the 1940 Act. The parties acknowledge that Service Organization has provided and will continue to provide certain distribution related services to the Fund. The parties acknowledge that the provision of such services and any other actions of Service Organization related to each Portfolio are not specifically authorized herein and are outside the scope of this Agreement.

9.	Supervision. The Fund and Service Organization acknowledge that neither the Fund nor the Portfolios undertake to supervise Service Organization or an agent of Service Organization in the performance of the Administrative Services; that neither the Fund nor any Portfolio shall be responsible for the performance of the Administrative Services by Service Organization or its agent(s); that neither the Fund nor any Portfolio shall be responsible for the accuracy of the records maintained for the Customers; and that neither the Fund nor any Portfolio shall be responsible for the performance of other functions by Service Organization or its agent(s) for the Portfolios and their shareholders.

10.

Confidentiality and Privacy. “Confidential Information” of any party shall mean such party’s ideas, expressions, trade secrets, customer lists, products, policies, forms, business methods, business plans, software and information from third parties (such as software and its related documentation) in respect of which such party has a duty of confidentiality, “nonpublic personal information” of such party’s “customers” (each for purposes of this section as defined in Rule 3 of Regulation S-P), as well as information which from all relevant circumstances should reasonably be assumed by a party to be confidential information of the other party, whether or not marked “Confidential Information.” Confidential Information of a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own

Confidential Information, but in no case to a lesser extent or manner than a reasonable degree of care under the circumstances. Except as otherwise permitted by law, each party agrees not to use or disclose to any affiliate or third party, either orally or in writing, any Confidential Information for any purpose other than the purpose for which the Confidential Information was provided to that party. Without limiting any of the foregoing, each party agrees to take all precautions that are reasonably necessary to protect the security of the Confidential Information. Each party agrees to restrict access to the Confidential Information to its employees who need to know that information to perform that respective party’s duties under this agreement. Each party agrees, upon the other party’s request, either to return to the requesting party or destroy all tangible items containing any Confidential Information it received or learned from the requesting party, including all copies, abstractions and compilations thereof and to destroy, delete or otherwise render unreadable all electronic or computer copies or records of or relating to same, without retaining any copies of the items required to be returned except to the extent that retention of such copies is required by applicable law or regulation; provided, however, that the obligations set forth in this sentence shall not apply to any Confidential Information that is or becomes relevant to an individual’s status as a consumer or customer of the receiving party. The obligations of this paragraph extend to all of a party’s employees, agents, affiliates and contractors and each party shall inform such persons of their obligations hereunder.

Each party will, upon learning of any unauthorized disclosure or use of the other party’s Confidential Information, notify the other party promptly and cooperate fully with that party to protect such Confidential Information.

The obligations in this Section 10 shall not restrict any disclosure by either party pursuant to any applicable state or federal laws, subpoena, by order of any court or government agency (provided that the disclosing party shall give prompt written notice to the non-disclosing party of such subpoena, order or other demand for disclosure and shall make all reasonable efforts to allow the other party an opportunity to seek a protective order or other judicial relief), or pursuant to a request from FINRA or other self-regulatory organization or to audits or inquiries from any other state or federal regulatory agency if a party is legally required to provide such agency with access to such records. Information shall not be considered Confidential Information under this Agreement and the restrictions on disclosure under this Section 10 shall not apply to the extent such information (1) is independently developed by the other party without violating the disclosing party’s proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is intentionally disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or of any confidentiality agreements entered into before the effective date of this Agreement as evidenced by the written records of such party, or (5) is rightfully received by a party free of any obligation of confidentiality.

The parties agree that they shall abide by the applicable provisions of all applicable privacy laws and shall each establish commercially reasonable controls to ensure the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Agreement or any applicable privacy laws and regulations. Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of the Confidential Information, (ii) protect against any threats or hazards to the security and integrity of the Confidential Information and (iii) protect against any unauthorized access to or use of the Confidential Information. In addition, each party shall use the Confidential Information of the other party solely for the purpose of providing services to Customers investing in one or more of the Portfolios. Each party shall have the right, during regular office hours and upon reasonable notice, to audit the other party to ensure compliance with the terms of this Agreement and all applicable privacy laws and regulations. The provisions of this Section 10 shall survive the termination of this Agreement.

To the extent that any duties and responsibilities under this Agreement are delegated to an agent or subcontractor, the party shall take reasonable steps to ensure that such agents and subcontractors adhere to the same requirements. Each party shall have the right, during regular office hours and upon reasonable notice, to audit the records of the other party to ensure compliance with the terms of this Agreement and all applicable privacy laws and regulations.

11.	Effective Date and Termination. This Agreement shall become effective with respect to each Portfolio upon the later of (i) the effective date of this Agreement, (ii) the date such Portfolio is added to Schedule A, or (iii) the date the Administrative Service Plan takes effect according to its terms. This Agreement will automatically terminate with respect to each Portfolio in the event of its assignment (as such term is defined in the 1940 Act) or upon termination of the Administrative Service Plan. This Agreement may be terminated with respect to a Portfolio by the Fund or by Service Organization, without penalty, upon 90 days’ prior written notice to the other party. This Agreement may also be terminated with respect to a Portfolio at any time without penalty by the vote of a majority of the Independent Directors (as defined in the Administrative Service Plan) on 60 days’ written notice.

12.	Arbitration. If Service Organization is a member of FINRA, any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its commercial arbitration rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties agree that the federal and state courts of Colorado have jurisdiction to enforce any arbitration award.

The arbitrators shall render a written opinion, specifying their findings of fact and conclusions of law, with a view to effecting the intent of this Agreement. The written opinion shall be signed by a majority of the arbitrators. In rendering the written opinion, the arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the state of Colorado.

13.

Non-exclusivity; Third Parties. Neither this Agreement nor the performance of the services contemplated under this Agreement shall be considered to constitute an exclusive arrangement, or to create a partnership, association or joint venture between the Fund and Service Organization. Neither party hereto shall be, act as, or represent itself as, the employee, agent or representative of the other party hereto, nor shall either party hereto have the right or authority to make any representation or assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party hereto. Except as specifically stated in this Agreement, this Agreement is not intended to, and shall not, create any rights against either party hereto by any third party solely on account of this Agreement. Neither party hereto shall use the name of any other party hereto in any manner without the other party’s prior written consent, except as required by any applicable federal or state law, rule or regulation.

14.	Notices. Except as otherwise specifically provided herein, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal or overnight delivery, first class mail or facsimile (with confirming copy by delivery or mail as provided herein). Unless otherwise notified in writing, all notices to the Fund shall be given or sent to the Fund at 8515 East Orchard Road, Greenwood Village, CO 80111, attn: Mitchell T.G. Graye, President & Chief Executive Officer, cc: Beverly A. Byrne, Chief Legal Officer & Chief Compliance Officer; and all notices to Service Organization shall be given or sent to Service Organization at .

15.	Amendment; Entire Agreement. To the extent permitted by law, this Agreement, including any schedules hereto, may be amended only by a written instrument signed by both of the parties hereto. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements, representations and warranties, written or oral, between the parties relating to said subject matter, and Service Organization agrees that the Fund shall have no obligations to Service Organization other than those expressly provided herein.

16.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to principles of conflict of laws.

17.	Counterparts, Severability. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. If any provision of this Agreement should be invalid, illegal or in conflict with any applicable state or federal law or regulation, such law or regulation shall control, to the extent of such conflict, without affecting the remaining provisions of this Agreement.

18.	Headings. The section headings in this Agreement are included solely for the convenience of the parties, and shall not be construed as having any legal or interpretive effect.

19.	Limitation of Liability of the Fund, Directors and Shareholders. The assets and liabilities of each Portfolio are separate and distinct. The parties hereto agree that all obligations of the Fund on behalf of a Portfolio arising out of this Agreement are binding solely upon the assets or property of the applicable Portfolio and shall not be binding on any other series of the Fund or on the directors, officers or shareholders of the Portfolio or of any other series of the Fund.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of this     day of            , 20    .

Maxim Series Fund, Inc.	[Insert Name of Service Organization]

By:	By:

Name:	Name:
Title:	Title:

SCHEDULE A

Covered Portfolios and Share Classes; Applicable Administrative Service Fees

Portfolios and Share Classes Covered by this Agreement:

Portfolios	Share Class

Maxim SecureFoundationSM Balanced ETF Portfolio	Class S

Fees Paid to Service Organization:

A fee at an annual rate equal to 0.15% of the average daily net asset value of the Class S shares of the Portfolios that are attributable to Customers for whom Service Organization provides the Administrative Services, determined in accordance with the terms and provisions of the Administrative Service Plan.

No fees shall be due or payable under this Agreement for any period during which neither Service Organization nor an affiliate of Service Organization was the broker or servicer of record with respect to the Class S shares of the Portfolio otherwise attributable to a Customer.

SCHEDULE B

Administrative and Support Services

1. Service Organization shall act or arrange for another party to act, as recordholder and nominee of the Class S shares beneficially owned by the Service Organization’s Customers;

2. Service Organization shall establish and maintain or assist in establishing and maintaining accounts and records with respect to Class S shares owned by each Customer;

3. Service Organization shall process dividend and distribution payments from the Portfolio with respect to Class S shares on behalf of Customers;

4. Service Organization shall process or assist in processing confirmations concerning Customer orders to purchase, redeem and exchange Class S shares;

5. Service Organization shall assist Customers that own Class S shares in changing dividend options, account designations and addresses, and other similar services; and

6. Service Organization shall perform other related services as requested by the Fund that do not constitute “any activity that is primarily intended to result in the sale of shares” within the meaning of Rule 12b-1 under the 1940 Act or “personal and account maintenance services” within the meaning of the NASD’s Conduct Rules or any successor FINRA Rule.